Exhibit 99.1

NEWS

Omega Protein Reports 7 Cents Per Share Third Quarter Profit

HOUSTON, November 6, 2006 – Omega Protein Corporation (NYSE symbol: OME), the nation’s leading producer of Omega-3 fish oil and specialty fish meal products, today reported net income of $1.8 million (7 cents a share) for the third quarter of 2006, compared with a net loss of $6.1 million (25 cents a share) for the third quarter of the previous year.

Revenues for the third quarter ended September 30, 2006 were $52.1 million compared with revenues of $31.4 million for the comparable quarter in 2005. Omega Protein recorded operating income of $3.0 million for the 2006 third quarter, versus operating loss of $9.2 million for the third quarter of 2005.

For the nine months ended September 30, 2006, the Company had revenues of $113.7 million, compared with $82.8 million in revenues for the first nine months of 2005. Omega Protein recorded operating income of $7.8 million for the nine months ended September 30, 2006, versus operating loss of $8.2 million for the comparable period a year earlier. The Company had net income of $5.0 million (20 cents a share) for the nine months ended September 30, 2006, compared with net loss of $5.4 million (22 cents a share) for the nine months ended September 30, 2005.

The losses reported for the previous periods presented were attributable to the direct impact of two hurricanes on the Company’s facilities and operations in August and September of 2005. All of the Company’s Gulf of Mexico operations were impacted in 2005 and, to some extent, diminished capabilities carried forward into 2006. The Company’s third quarter results, as well as the results for the nine months ended September 30, 2006, are the result of higher sales prices and increased sales volumes, offset by higher costs of sales. The higher costs of sales were attributable to increased energy costs, higher repair costs and poor fish oil production yields.

Subsequent to the closing of the third quarter, the Company and Abelco Finance, LLC, an affiliate of Cerberus Capital Management, L.P., and Wachovia Bank, entered into a $65 million secured financing facility. The financing facility consists of a five year revolving credit facility of up to $30 million and a five year term loan facility of $35 million. The financing facility replaced the Company’s existing $20 million former bank credit facility.

The financing facility will be used to close the previously announced acquisition from Zapata of 9,268,292 shares of Omega’s common stock held by Zapata (the “Zapata Shares”) for an aggregate purchase price of $47.5 million, (ii) to fund the Company’s ongoing working capital and other general corporate requirements and (iii) to pay the fees and expenses related to the financing. On October 20, 2006, the Company drew down the $35 million term loan and approximately $13.6 million of revolving loans and funded into escrow the $47.5 million purchase price for the Zapata Shares.

In connection with Omega’s purchase of the Zapata Shares, Zapata has filed its definitive Information Statement relating to that transaction with the SEC and commenced the mailing to its stockholders on or about November 6, 2006. The closing of the transaction is expected in late November, subject to Omega’s receipt of a bring-down solvency opinion from its financial advisor and the satisfaction of additional customary closing conditions.

About Omega Protein

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others, (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions and disease; (2) the impact of worldwide supply and demand relationships on prices for the Company’s products; (3) Omega Protein’s expectations regarding demand for OmegaPure® proving to be incorrect; and (4) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its 2005 Annual Report on Form 10K and its third quarter 2006 Quarterly Report on Form 10-Q under the headings, “Management’s Discussion and Analysis of Financial Condition” and “Risk Factors.”

OMEGA PROTEIN CORPORATION

Statement of Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(in thousands, except per share amounts)
Revenues	$52,089	$31,418	$113,730	$82,759
Cost of sales	44,748	24,032	94,061	68,500

Gross profit	7,341	7,386	19,669	14,259
Selling, general and administrative expense	3,467	3,365	10,444	9,100
Loss resulting from natural disaster	918	13,183	1,351	13,183
Loss on disposal of assets	—	39	29	135

Operating income	2,956	(9,201)	7,845	(8,159)
Interest expense, net	(398)	(232)	(1,043)	(407)
Other income (expense), net	(33)	(66)	(159)	125

Income before income taxes	2,525	(9,499)	6,643	(8,441)
Provision for income taxes	713	(3,359)	1,675	(3,067)

Net income	$1,812	$(6,140)	$4,968	$(5,374)

Basic earnings per share	$0.07	$(0.25)	$0.20	$(0.22)

Weighted average common shares outstanding	25,153	24,997	25,095	24,957

Diluted earnings per share	$0.07	$(0.25)	$0.19	$(0.22)

Weighted average common shares and common share equivalents outstanding	26,083	24,997	26,053	24,957

OMEGA PROTEIN CORPORATION

CONDENSED BALANCE SHEET

(Unaudited)

	September 30, 2006	December 31, 2005
	(in thousands)
ASSETS
Current assets	$97,190	$98,390
Property and equipment, net	101,071	93,965
Deferred tax assets, net	4,838	6,293
Other assets	10,703	1,579

Total assets	$213,802	$200,227

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$30,150	$19,270
Long-term debt, less current maturities	25,823	27,658
Other long-term liabilities	9,492	10,932
Stockholders’ equity	148,337	142,367

Total liabilities and stockholders’ equity	$213,802	$200,227

Book value per share outstanding	$5.87	$5.69

CONTACT:

Investor Relations, (713) 623-0060 OR hq@omegahouston.com

Web site: www.buyomegaprotein.com

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